Exhibit 10.2

AMENDMENT TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

This Amendment to Senior Secured Convertible Promissory Note (this “Amendment”) is entered into as of August 14, 2025 by and between Velo3D, Inc., a Delaware corporation (the “Company”), and Thieneman Construction, Inc., LLC, an Indiana corporation (the “Holder”).

RECITALS:

WHEREAS, the Company issued to the Holder that certain Senior Secured Convertible Promissory Note dated February 10, 2025, in the original principal amount of Ten Million Dollars and No Cents ($10,000,000.00) (the “Note”); and

WHEREAS, the Company and the Holder desire to amend certain terms of the Note as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party to this Amendment agrees, as follows:

1. Principal Repayment. Section 2(a) of the Note is hereby amended and restated in its entirety as follows:

“The outstanding principal amount of Loan 1, and all accrued and unpaid interest thereon, shall be due and payable on February 14, 2027 (the “Loan 1 Maturity Date”). The outstanding principal amount of Loan 2, and all accrued and unpaid interest thereon, shall be due and payable on February 14, 2027 (the “Loan 2 Maturity Date”).”

2. Interest. Section 3 of the Note is hereby amended and restated in its entirety as follows:

“3. Interest. “The Company further promises to pay interest on the outstanding principal amount of each of the Loans from the date such Loan was advanced, until payment in full, which interest shall be payable at a rate equal to 12.0% per annum, which interest shall be payable on the earlier of prepayment and (x) in the case of Loan 1, the Loan 1 Maturity Date and (y) in the case of Loan 2, the Loan 2 Maturity Date. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. If at any time the interest rate payable on the Loans shall exceed the maximum rate of interest permitted under applicable law, such interest rate shall be reduced automatically to the maximum rate permitted.”

3. Conversion Price. The definition of “Conversion Price” in Section 7(a) of the Note is hereby amended and restated in its entirety as follows:

“Conversion Price” means $10.50 per share.”

4. Miscellaneous

a. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Note.

b. Entire Agreement. The Note and this Amendment constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, and understandings with respect to the subject matter hereof.

c. Effect of Amendment. Except as expressly amended hereby, the Note shall remain in full force and effect in accordance with its terms. Any references to the Note in any other document shall hereafter refer to the Note as amended hereby.

d. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Amendment may be evidenced by facsimile transmission or by e-mail delivery of a “.pdf” format data file.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

VELO3D, INC.

By:	/s/ Arun Jeldi
Name:	Arun Jeldi
Title:	Chief Executive Officer

HOLDER:

THIENEMAN CONSTRUCTION, INC.

By:	/s/ Kenneth D. Thieneman
Name:	Kenneth D. Thieneman
Title:	Chief Executive Officer

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